Exhibit 99.1

Leesport Financial Corp.

Leesport Bank
• Madison Bank
• Philadelphia Financial Mortgage Company
• Madison Equipment Leasing

For Immediate Release	Leesport Realty Solutions

August 30, 2005	Madison Financial Advisors LLC

Leesport Financial Announces New President and Chief Executive Officer	Essick & Barr, LLC
• Essick & Barr Insurance

Wyomissing, PA: Leesport Financial (Nasdaq: FLPB) announced today the appointment of Robert D. Davis as President and Chief Executive Officer for Leesport Financial and its division Leesport Bank. His employment with Leesport will commence on September 19, 2005. Mr. Davis will also serve on the Leesport Financial and Leesport Bank Boards of Directors and will serve as Chairman of the Board of Madison Financial Advisors LLC and Essick and Barr, LLC, affiliate companies of Leesport Financial. Alfred J. Weber will remain Chairman of the Board of Leesport Financial Corp. and Leesport Bank.

• The Boothby Group • Madison Insurance Consultants Leesport Mortgage LLC For additional information, contact:

Mr. Davis has served for the past six years as President and Chief Executive Officer for Republic First Bank, Philadelphia, a wholly-owned subsidiary of Republic First Bancorp, Inc.  During his tenure with Republic First Mr. Davis directed and managed commercial and retail banking, finance, operations, information technology, risk management, human resources and marketing.

Al Weber Chairman 610.376.6615 Paula M. Barron Chief Marketing Officer
610-478-9922, ext. 246

Mr. Davis’ banking career spans over 30 years and includes broad experience in all facets of financial services including commercial and retail banking, insurance and investments. Prior to being President and Chief Executive Officer for Republic First Bank, Mr. Davis was a Regional President with Mellon Bank in the Philadelphia and Southern New Jersey region.

After Hours: 610-858-0314 Nasdaq - FLPB

“We are very excited about bringing Bob on board and believe his proven track record in the financial services industry coupled with his strong leadership and team building skills will lead our organization into the future,” stated Al Weber, Chairman.

This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments (Securities offered by, and Investment Consultants are registered with, UVEST Financial Services, member NASD/SIPC; UVEST and Madison Financial Advisors LLC are independent entities), wealth management, trust services, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Philadelphia, Delaware, Bucks, and Lancaster Counties.